Exhibit 99.1

Contact:

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Announces Resignation of CEO, Names Interim CEO

October 3, 2019, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets, today announced that Dave Banyard has resigned as President and Chief Executive Officer, effective October 25, 2019, to accept another professional opportunity. Andrean Horton, the Company’s Executive Vice President, Chief Legal Officer and Secretary, has been named Interim President and Chief Executive Officer. The Board of Directors will engage a global executive search firm to assist in identifying a new President and Chief Executive Officer.

Chairman of the Board of Directors of Myers Industries F. Jack Liebau, Jr. commented, “On behalf of the Board of Directors, we would like to thank Dave for his leadership and contributions to Myers. We wish him well in his future endeavors. The Company will remain focused on executing its strategic initiatives, including the transformation underway in the Distribution Segment.”

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under-vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.